NEWS RELEASE 950 Echo Lane, Suite 100 Houston, TX 77024

AT GROUP 1:	President and CEO	Earl J. Hesterberg	(713) 647-5700
	Senior Vice President and CFO	John C. Rickel	(713) 647-5700
	Manager, Investor Relations	Kim Paper Canning	(713) 647-5700
AT Fleishman-Hillard:	Investors	John Roper	(713) 513-9505
AT Pierpont Communications:	Media	Clint L. Woods	(713) 627-2223

FOR IMMEDIATE RELEASE
TUESDAY, FEB. 26, 2008

GROUP 1 AUTOMOTIVE PROMOTES M. LEE MITCHELL AS
VICE PRESIDENT OF FINANCIAL SERVICES

HOUSTON, Feb. 26, 2008 — Group 1 Automotive, Inc. (NYSE: GPI), a Fortune 500 automotive retailer, today announced the promotion of M. Lee Mitchell to vice president of financial services effective immediately. He will continue to report to Randy L. Callison, senior vice president of operations and corporate development.

Mitchell, 38, has served as director of financial services for Group 1 since February 2006. His responsibilities include oversight of Group 1’s finance and insurance business including: compliance; customer satisfaction; process standardization; selection and leveraging of product offerings; lender relations; and training. Since earning his bachelor’s degree from the University of North Texas in 1993, Mitchell has held various management roles of increasing responsibility in the automotive industry. Prior to joining Group 1, he served as a vice president of dealer services of EFG Companies.

“Lee Mitchell has been instrumental in developing Group 1’s finance and insurance business over the last two years,” said Earl J. Hesterberg, Group 1’s president and chief executive officer. “Lee’s experience and performance record are indicative of the talented management team we have working both at Group 1’s corporate office and in the field.”

About Group 1 Automotive, Inc.
Group 1 owns and operates 104 automotive dealerships, 143 franchises, and 26 collision service centers in the United States and United Kingdom that offer 32 brands of automobiles. Through its dealerships, the company sells new and used cars and light trucks; arranges related financing, vehicle service and insurance contracts; provides maintenance and repair services; and sells replacement parts.

Group 1 Automotive can be reached on the Internet at www.group1auto.com.